Monday, September 10, 2001, 9:30 am Eastern Time

Press Release

SOURCE: Digital Power Corporation

DIGITAL POWER CORPORATION ENTERS INTO A
STRATEGIC COOPERATION AND INVESTMENT
AGREEMENT OF UP TO $3.875 MILLION WITH
TELKOOR TELECOM LTD.

FREMONT, Calif., Sept. 10/PRNewswire/ -- Digital Power Corporation (Amex: DPW - news ) announced today that it has entered into a strategic cooperation and investment agreement with Telkoor Telecom Ltd. Under the terms of the agreement, Telkoor Telecom will purchase 1,250,000 shares of Digital Power common stock at $1.00 per share for an initial 28% interest, and receive warrants to purchase an additional 900,000 shares at $1.25 per share and 1,000,000 shares at $1.50 per share. If the warrants are exercised, Digital Power will receive an additional $2.625 million making Telkoor Telecom's total potential investment in Digital Power of up to $3.875 million for an approximate 49% interest. As part of the agreement, Telkoor Telecom will have the right to appoint at least a majority of Digital Power's Board of Directors. Further, upon completion of the agreement, Robert O. Smith will become a consultant to Digital Power and remain a member of the Board of Directors, but will step down as Chief Executive Officer and Chairman of the Board.

"This infusion of cash is tactically important because it will provide Digital Power with much needed working capital for the foreseeable future," stated Mr. Smith. Further, we believe that the financing is beneficial to Digital Power and its shareholders because the common stock purchase price and warrant exercise prices represent a premium to Digital Power's current trading price. Even more exciting for the shareholders of Digital Power are the potential strategic benefits of our relationship with Telkoor Telecom. Telkoor Telecom's product portfolio, including its recently announced family of CompactPCI power supplies, is very complimentary to Digital Power's products. Both companies intend to enter into strategic alliances to capitalize on their respective strengths in R & D, product development, quality management, global outsourcing, and sales and marketing channels to maximize profitable growth."

David Amitai, President & CEO, Telkoor Telecom, added "This strategic cooperation coupled with our substantial holding in Digital Power will enable both companies to reach an `economic scale' crucial in current market environment. We strongly believe that Digital Power, together with Telkoor Telecom's strong balance sheet and advanced products, will enhance future sales growth and enable Digital Power's competitiveness in telecom and defense industries markets in Europe and North America."

Telkoor Telecom is an Israeli corporation that is primarily engaged in the development, marketing and sale of power supplies and power systems for the telecommunication equipment industry. Its products are targeted to both the private-commercial market and to military application markets. Telkoor Telecom shares are listed on the Tel Aviv Exchange under the symbol "TLKR." For the year ended December 31, 2000, Telkoor Telcom's consolidated revenues were approximately $17 million and for the six months ended June 30, 2001, its consolidated revenues were approximately $6.6 million. For a further description of Telkoor Telcom and its products, please visit their website at http://www.telkoor.com.

The completion of the investment agreement is subject to certain conditions and closing is anticipated to occur toward the end of October 2001.

Digital Power designs, develops, manufactures, and markets switching power supplies for sale to manufacturers of computer and other electronic equipment. The headquarters are located at 41920 Christy Street, Fremont, California 94538-3158, phone number 510-657-2635, or visit the website at http://www.digipwr.com.

The foregoing contains forward-looking statements which are subject to contingencies and uncertainties. Such forward-looking statements are not guarantees of future performance, and are based on numerous assumptions about future conditions that could prove to be inaccurate. Such forward-looking statements include, but are not limited to, that the agreement will be consummated, that strategic benefits will be obtained, that profitable growth will be maximized, that economies of scale will be achieved and that further sales growth will be enhanced. Further, Digital Power is subject to certain risks which are set forth in its filings with the Securities and Exchange Commission.